    As filed with the Securities and Exchange Commission on October 27, 2000
                                                   REGISTRATION NO. 333-[______]

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            MEMBERWORKS INCORPORATED
             (Exact name of Registrant as specified in its charter)

         DELAWARE                                         06-1276882
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                               9 WEST BROAD STREET
                           STAMFORD, CONNECTICUT 06902
                                 (203) 324-7635
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)
                                 GARY A. JOHNSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               9 WEST BROAD STREET
                           STAMFORD, CONNECTICUT 06902
                                 (203) 324-7635
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:
                            GEORGE W. M. THOMAS, ESQ.
                            SENIOR VICE PRESIDENT AND
                                 GENERAL COUNSEL
                               9 WEST BROAD STREET
                           STAMFORD, CONNECTICUT 06902
                                 (203) 324-7635


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                           CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                   PROPOSED MAXIMUM         PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE        OFFERING PRICE PER       AGGREGATE OFFERING
               REGISTERED                      REGISTERED              SHARE (1)               PRICE (1)         REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..              425,232 shares             $33.94                 $14,432,374            $3,810,15
===================================================================================================================================

       (1) Estimated solely for the purposes of calculating the registration fee based on the average of the high and low trading prices for the Common Stock on the Nasdaq National Market on October 26, 2000.


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                 425,232 SHARES

                            MEMBERWORKS INCORPORATED

                                  COMMON STOCK


                  This prospectus relates to the offer and sale of 425,232 shares of common stock of MemberWorks Incorporated by certain of our stockholders. The common stock offered by this prospectus was issued to Innovative Group, L.L.C. in connection with our acquisition of an 81% interest in Discount Development Services, L.L.C., through which we increased our ownership interest in Discount Development Services from 19% to 100%. We acquired the 81% interest in Discount Development Services in two separate transactions on October 12, 2000 and October 20, 2000. Following the acquisition, Innovative Group transferred the common stock to certain of its members, the selling stockholders. As part of the acquisition, we have agreed to register the shares of our common stock under the Securities Act of 1933, as amended, for resale by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                  The selling stockholders may from time to time sell their shares on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at prevailing market prices or at privately negotiated prices.

                  Our common stock is quoted on the Nasdaq National Market under the symbol "MBRS." On October 26, 2000, the last reported sales price of our common stock on the Nasdaq National Market was $33.69 per share.


                  INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.


                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares of common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is October 27, 2000.

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
Forward-Looking Statements...................................................................................1
Risk Factors.................................................................................................2
The Company..................................................................................................9
Use of Proceeds..............................................................................................9
Selling Stockholders.........................................................................................9
Plan of Distribution........................................................................................10
Legal Matters...............................................................................................11
Experts  ...................................................................................................11
Where You Can Find More Information.........................................................................11
Incorporation of Certain Documents by Reference.............................................................12


                           FORWARD-LOOKING STATEMENTS

                  This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements regarding our plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believes," "anticipates," "expects," "intends," "forecast," "project," "plans," "will," "may" and other similar expressions. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in these documents include, but are not necessarily limited to, those relating to:

     -    industry trends;

     -    our ability to carry out our growth strategies;

     -    our future operating performance;

     -    potential acquisitions;

     -    our ability to enroll new members;

     -    availability of financing; and

     -    the anticipated outcome of contingent events, including litigation.


                  THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS WILL OFFER TO SELL, AND SEEK OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "MEMBERWORKS," "WE," "US" AND "OUR" REFERS TO MEMBERWORKS INCORPORATED (UNLESS THE CONTEXT OTHERWISE REQUIRES).

                                  RISK FACTORS

         Investing in the common stock will provide you with an equity ownership interest in MemberWorks. Before you invest in the common stock, you should be aware of the various risks associated with an investment in our common stock. Such risks may materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of the common stock could decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in the common stock.

OUR MARKETING EFFORTS DEPEND IN PART ON CUSTOMER LISTS SUPPLIED BY OUR CLIENTS. WE CANNOT ASSURE THAT OUR CLIENTS WILL CONTINUE TO PROVIDE US THESE LISTS.

         We obtain a considerable portion of the information necessary to our marketing efforts from customer lists supplied by our clients. Clients provide the lists to us for use in marketing certain programs, which have been pre-approved by the client. As a result, our ability to market a new program to an existing customer base or an existing program to a new customer base is dependent in part on first obtaining approval from a client. There can be no assurance that we will continue to obtain such approvals. If our clients stop providing us with the customer lists or limit our use of these lists, our marketing efforts would be adversely affected.

         Termination or expiration of a key client relationship could have a material adverse effect on the future revenues from existing programs of which that client's customers are members and on our ability to further market new or existing programs through that client.

OUR PROFITABILITY DEPENDS ON MEMBERSHIP RENEWALS. CANCELLATIONS WOULD IMPAIR OUR PROFITABILITY.

         We generally incur losses and negative cash flow during the initial year of an individual membership program, as compared to renewal years, due primarily to higher marketing costs associated with initial member procurement. In addition, we experience a higher percentage of cancellations during the initial membership period as compared to renewal periods. During an initial annual membership term or renewal term, a member may cancel his or her membership in the program, generally for a refund of the membership fee for that period. Accordingly, the profitability of each of our programs depends on recurring and sustained membership renewals.

OUR REVENUE DEPENDS TO A SIGNIFICANT EXTENT ON CUSTOMER LISTS SUPPLIED BY A SMALL NUMBER OF KEY CLIENTS. THE LOSS OF ANY OF THOSE KEY CLIENTS WOULD HAVE A MATERIAL ADVERSE EFFECT ON FUTURE RESULTS.

         Approximately 12.8% of our revenues for the year ended June 30, 2000 were attributable to members solicited from the customer lists provided by our single largest client and approximately 29.1% of our revenues were attributable to members solicited from the customer lists provided by our three largest clients. There can be no assurance that one or more of our key or other clients will not terminate their relationship with us or that clients will provide additional customer lists to us for use in further marketing new or existing membership programs.

OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER.

         Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Factors which affect our financial results include:

         -        the timing and cancellation of customer orders;

         -        our ability to introduce new programs on a timely basis;

         -        the introduction of programs by our competitors;

         - market acceptance of our and our clients' membership programs generally;

         -        the timing of investments in program development;

         -        personnel changes;

         -        the demand for membership programs generally;

         -        the mix of programs we offer;

         -        unanticipated service interruptions;

         -        increased costs associated with expansion of operations;

         -        the availability of vendors to support offered programs;

         -        the rate of renewal by existing members of programs;

         - the level of enthusiasm for health and fitness, travel, entertainment and leisure activities, and other lifestyle elements underlying the programs; and

         -        competitive pressures on selling prices.

         Many of these factors are beyond our control. Because we determine our expenditure levels in advance of each quarter, our ability to reduce costs quickly in response to any revenue shortfall is limited, and thus operating results would be adversely affected if projected revenues for a given quarter are not achieved. There can be no assurance that future acquisitions, such as the acquisition of Discount Development Services and others, if any, by us will not have an adverse effect upon our results of operations, particularly in quarters immediately following consummation of those transactions, while the operations of the acquired business are being integrated into our operations.

WE MAY BE UNABLE TO COMPETE WITH OTHER COMPANIES IN OUR INDUSTRY THAT HAVE FINANCIAL OR OTHER ADVANTAGES.

         We believe that the principal competitive factors in the membership services industry include the ability to identify, develop and offer innovative service programs, the quality and breadth of service programs offered, price and marketing expertise. Our competitors, including large retailers, travel agencies, insurance companies and financial service institutions, some of which have substantially larger customer bases and greater financial and other resources than we do, offer membership programs which provide services similar to, or which directly compete with, those provided by us. There can be no assurance that:

         - our competitors will not increase their emphasis on programs similar to those we offer and more directly compete with us, or

         - our competitors will not provide programs comparable or superior to those we provide at lower membership prices, or

         - our competitors will not adapt more quickly than us to evolving industry trends or changing market requirements, or

         -        new competitors will not enter the market, or

         - other businesses will not themselves introduce competing programs.

         Any increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, because contracts between clients and program providers are often exclusive with respect to a particular service, potential clients may be prohibited from contracting with us to promote a program if the services we provide are similar to, or merely overlap with, the services provided by an existing program of a competitor.

OUR BUSINESS DEPENDS ON NEW PROGRAM INTRODUCTIONS. IF WE FAIL TO INTRODUCE NEW PROGRAMS THAT ARE POPULAR, OUR BUSINESS WOULD SUFFER.

         Our business is substantially dependent on our ability to develop and successfully introduce new programs which generate consumer interest. Failure to introduce new programs in a timely manner could result in our competitors acquiring additional market share for a program in a particular area of consumer interest. In addition, the introduction or announcement of new programs by us or by others could render existing programs uncompetitive or obsolete, or result in a delay or decrease in orders for existing programs as customers evaluate new programs or select the new programs as an alternative to existing programs. Therefore, the announcement or introduction of new programs by us or others, or our failure to introduce new programs which have broad consumer appeal, could have a material adverse effect on our business, financial condition and results of operations.

IN CERTAIN OF OUR MARKETING CHANNELS WE DEPEND ON VENDORS AND TELEMARKETERS TO MARKET OUR PROGRAMS. THESE VENDORS AND TELEMARKETERS MAY TERMINATE THEIR RELATIONSHIP WITH US, AND WE CANNOT CONTROL THE LEVEL AND THE QUALITY OF THE SERVICE THEY PROVIDE. ANY SERVICE INTERRUPTION OR QUALITY PROBLEMS WOULD ADVERSELY AFFECT US.

         In certain of our marketing channels, we depend on independent vendors to provide most program products and services to members and on telemarketers to market our programs to prospective members. The vendors and telemarketers operate pursuant to agreements with us that may be terminated by the vendor or telemarketer with limited prior notice. There can be no assurance that, in the event a vendor or telemarketer ceases operations, or terminates, breaches or chooses not to renew its agreement with us, a replacement vendor or telemarketer could be retained on a timely basis, if at all. In addition, vendors and telemarketers are independent contractors and the level and quality of services provided is outside our control. Any service interruptions, delays or quality problems could result in customer dissatisfaction and membership cancellations, which could have a material adverse effect on our business, financial condition and results of operations.

WE MARKET MANY OF OUR PROGRAMS THROUGH CREDIT CARD ISSUERS. A DOWNTURN IN THAT INDUSTRY WOULD ADVERSELY AFFECT US.

         Our future success is dependent in large part on continued demand for our programs from businesses within the industries served by us. In particular, programs marketed through our credit card issuer clients accounted for a significant amount of our revenues in fiscal 2000. A significant downturn in the credit card industry or a trend in that industry to reduce or eliminate its use of membership programs would have a material adverse effect on our business, financial condition and results of operations.

WE HAVE GROWN RAPIDLY IN THE LAST FEW YEARS. WE CANNOT ASSURE OUR ABILITY TO MANAGE FUTURE GROWTH.

         We have recently experienced a period of rapid growth that has placed significant demands on our management and other resources, and continued growth, if any, could continue to place significant demands on such resources. Net sales increased from approximately $120.8 million in fiscal 1998 to $330.1 million in fiscal 2000. In addition, the number of employees increased from 661 to approximately 1,432 during the same period. Our ability to compete effectively and to manage future growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our operations, and the failure to support our operations effectively could have a material adverse effect on our business, financial condition and results of operations.

INTRODUCING NEW PROGRAMS REQUIRES SIGNIFICANT INVESTMENTS. WE MAY NOT HAVE ENOUGH FINANCIAL RESOURCES TO MEET ALL OF OUR NEEDS.

         We typically incur high costs in the year a program is introduced. Principal elements of these costs relate to hiring personnel, developing program content, contracting with vendors, drafting, testing and refining telemarketing scripts and creating membership kits for mailing to potential new program members. We must incur costs to market programs to each potential member, regardless of whether that individual actually becomes a paying member. Our capital base is smaller than that of many of our competitors, and there can be no assurance that our cash resources will be able to sustain our business, particularly if we experience a reduction in revenues for a prolonged period or if we face substantial unexpected capital requirements. To the extent that such cash resources are insufficient to fund our activities, additional funds will be required. There can be no assurance that additional financing will be available on reasonable terms or at all. If additional capital is raised through the sale of additional equity or convertible debt securities, dilution to our stockholders would occur.

WE EXPECT TO GROW THROUGH ACQUISITIONS. THESE ACQUISITIONS MAY NOT BE
PROFITABLE.

         As part of our growth strategy, we currently intend to expand through the acquisition of other businesses or products. We regularly review potential acquisitions and business alliances, some of which may be material. There can be no assurance that acquired businesses will be profitable.

WE RELY ON OUR COMPUTER AND COMMUNICATION SYSTEMS. IF SUCH SYSTEMS FAIL OR ARE UNABLE TO KEEP PACE WITH TECHNOLOGICAL ADVANCES, OUR BUSINESS WOULD SUFFER.

         Our business is highly dependent on our computer and telecommunications systems and any temporary or permanent loss of either system, for whatever reason, could have a material adverse effect on our business, financial condition and results of operations. In addition, the technologies on which we are dependent to compete effectively and meet our clients' needs are rapidly evolving and in many instances are characterized by short product life cycles or innovation. As a result, we are dependent on ongoing, significant investment in advanced computer and telecommunications technology, including automated call distributors and digital switches, and our ability to anticipate and adapt to technological shifts. There can be no assurance that we will be successful in anticipating or adapting to technological changes or in selecting and developing new and enhanced technology on a timely basis.

WE DEPEND ON KEY EXECUTIVE AND MARKETING PERSONNEL. A LOSS OF SUCH PERSONNEL WOULD NEGATIVELY IMPACT OUR OPERATIONS.

         We are highly dependent on the members of our management and marketing staff, the loss of one or more of whom could have a material adverse effect on us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled managerial and marketing personnel, particularly as we expand our activities. We face significant competition for such personnel, and there can be no assurance that we will be successful in hiring or retaining the personnel we require for continued growth, if any. The failure to hire and retain such personnel could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND IN PART ON THE TELEPHONE SERVICES THROUGH WHICH WE MARKET OUR PRODUCTS. AN INTERRUPTION OF, OR AN INCREASE IN THE BILLING RATE FOR, SUCH SERVICES WOULD ADVERSELY AFFECT OUR BUSINESS.

         We market and service our programs by various means, including telephonically, and accordingly, our business is dependent on telephone services provided by various local and long distance telephone companies. Any significant interruption in telephone services could adversely affect us. Additionally, limitations on the ability of telephone companies to provide us with increased capacity that may be required in the future, if any, could adversely affect our business, financial condition and results of operations. Rate increases imposed by these telephone companies will increase our operating expenses and could have a material adverse effect on our business, financial condition and results of operations.

OUR INDUSTRY IS INCREASINGLY SUBJECT TO FEDERAL AND STATE GOVERNMENT REGULATION. SUCH REGULATION COULD HINDER OUR OPERATIONS AND INCREASE OUR OPERATING COSTS.

         One of the means which we use to market our programs is telemarketing. The telemarketing industry has become subject to an increasing amount of Federal and state regulation as well as general public scrutiny in the past several years. For example, the Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. Additionally, the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and Federal Trade Commission ("FTC") regulations promulgated thereunder, prohibit deceptive, unfair or abusive practices in telemarketing sales. Both the FTC and state attorneys general have authority to prevent telemarketing activities deemed by them to be "unfair or deceptive acts or practices." Further, some states have enacted laws and others are considering enacting laws targeted directly at regulating telemarketing practices, and there can be no assurance that any such laws, if enacted, will not adversely affect or limit our current or future operations. Compliance with these regulations is generally our responsibility, and we could be subject to a variety of enforcement or private actions for any failure to comply with such regulations. Our provision of membership programs requires us to comply with certain state regulations, changes in which could materially increase our operating costs associated with complying with such regulations. The risk of noncompliance by us with any rules and regulations enforced by a Federal or state consumer protection authority may subject us or our management to fines or various forms of civil or criminal prosecution, any of which could materially adversely affect our business, financial condition and results of operations. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with consumers, and the membership programs industry is susceptible to preemptory charges by the media of regulatory noncompliance and unfair dealing.

         Increasingly, we make use of the Internet as a distribution channel for our service programs. Currently, there are an increasing number of laws and regulations pertaining to the Internet. A number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

THE MARKET PRICE OF OUR COMMON STOCK COULD FALL AS A RESULT OF THIS ACQUISITION.

         Sales of substantial amounts of shares of common stock in the public market following this acquisition could adversely affect the market price of our common stock. As of October 26, 2000 we had 15,614,085 shares of common stock outstanding.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE.

         The stock market in general has experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. You may be unable to resell your shares at or above the public offering price due to a number of factors, including:

         - actual or anticipated quarterly fluctuations in our operating results,

         - changes in expectations of future financial performance or changes in estimates of securities analysts,

         -        changes in the market valuations of other companies,

         -        announcements of technological innovations,

         - announcements relating to strategic relationships, acquisitions or industry consolidation, and

         - general economic, market and political conditions not related to our business.

OFFICERS AND DIRECTORS CAN CONTROL CORPORATE ACTIONS DUE TO THEIR COMBINED OWNERSHIP OF 26.2% OF THE OUTSTANDING COMMON STOCK.

         Our officers and directors and their affiliates beneficially own approximately 26.2% of our outstanding common stock. These stockholders, acting together, would have the ability to significantly influence the election of directors and also may have the ability to determine the outcome of corporate actions requiring stockholder approval. This concentration of ownership also may have the effect of delaying or preventing a change in control.

THE ANTI-TAKEOVER PROVISIONS IN OUR COMPANY CHARTER MAY PREVENT A TRANSACTION THAT IS IN THE BEST INTEREST OF THE STOCKHOLDERS.

         Our Restated Certificate of Incorporation (the "Charter") requires that any action required or permitted to be taken by MemberWorks' stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by our Chairman of the Board, our Chief Executive Officer or, if none, our President or by our board of directors. The Charter provides for a classified board of directors, and members of the board of directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of MemberWorks entitled to vote. In addition, shares of preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We have no present plans to issue any shares of preferred stock.

         In addition, MemberWorks is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. These provisions, and other provisions of the Charter, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of MemberWorks, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

WE ARE UNLIKELY TO PAY A DIVIDEND ON THE COMMON STOCK.

         We do not anticipate paying any cash dividends on the common stock in the foreseeable future.

                                   THE COMPANY

         We design and manage innovative membership programs providing substantial benefits to member consumers, those organizations offering the programs and vendors whose products and services are offered through the programs.

         We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 9 West Broad Street, Stamford, CT 06902. Our telephone number is (203) 324-7635.

                                 USE OF PROCEEDS

         All of the net proceeds from the sale of our common stock covered by this prospectus will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the common stock.

                              SELLING STOCKHOLDERS

         The selling stockholders hold shares that we issued to Innovative Group in two steps in our acquisition of an 81% interest in Discount Development
Services:

         - 183,394 shares of common stock were issued to Innovative Group on October 12, 2000 in connection with our acquisition of a 61% interest in Discount Development Services, through which we increased our ownership interest in Discount Development Services from 19% to 80%. Immediately following the acquisition, we contributed our 80% interest in Discount Development Services to Best Benefits, Inc., a newly formed holding company, in exchange for an 80% interest in Best Benefits; Innovative Group transferred its 20% interest in Discount Development Services to Best Benefits in exchange for a 20% interest in Best Benefits.

         - 241,838 shares of common stock were issued to Innovative Group on October 20, 2000 in connection with our acquisition of Innovative Group's 20% interest in Best Benefits, through which we increased our ownership interest in Best Benefits, and our indirect ownership interest in Discount Development Services, from 80% to 100%.

         Following the acquisition, Innovative Group transferred 388,956 shares of our common stock to Vincent DiBenedetto and 36,276 shares to Kathy Lannen, each a member of Innovative Group. If all shares offered by the selling stockholders are sold, the selling stockholders will no longer own any shares.

         Vincent DiBenedetto is the president and a director of Best Benefits and a manager of Discount Development Services and both Vincent DiBenedetto and Kathy Lannen are currently employees of Discount Development Services. Otherwise, the selling stockholders have not held any positions or offices with, been employed by, or otherwise had a material relationship with MemberWorks within the last three years.

         The information in the following table provides certain information with respect to the shares beneficially owned by the selling stockholders as of October 20, 2000. The shares registered under the registration statement of which this prospectus is a part may be offered from time to time by the selling stockholders. However, the selling stockholders are under no obligation to sell all or any portion of those shares, nor are the selling stockholders obligated to sell any shares immediately under this prospectus. We will not receive any proceeds from any sales of shares by the selling stockholders. All information with respect to share ownership has been furnished by the selling stockholders.

                                        Number of
                                   Shares Beneficially           Number of Shares
    Selling Stockholder          Owned Prior to Offering          Being Offered
Vincent DiBenedetto                         0                         388,956
Kathy Lannen                                0                          36,276

                              PLAN OF DISTRIBUTION

         The shares offered by this prospectus may be sold from time to time by the selling stockholders. We will not receive any proceeds from this offering. The selling stockholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

         -        on the Nasdaq National Market,

         -        in the over-the-counter market,

         -        in privately negotiated transactions,

         - through put or call options transactions relating to the shares,

         -        through short sales of shares, or

         -        a combination of such methods of sale.

         The selling stockholders may sell their shares at market prices that prevail at the time of sale or at privately negotiated prices. The selling stockholders may sell these shares through one or more brokers or dealers or directly to purchasers. These broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom those broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may exceed customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Under Exchange Act rules and regulations, no distribution participant or its affiliated purchasers (as defined in Regulation M adopted under the Exchange
Act) may simultaneously engage in market making activities with respect to such shares for a restricted period beginning on the day proxy solicitation or offering materials are first disseminated to security holders and ending upon the completion of the distribution, except under certain limited circumstances. The selling stockholders, their affiliated purchasers and any other person participating in the distribution will be subject to certain provisions of the Exchange Act and related rules and regulations. These provisions prohibit, except under certain limited circumstances, the purchase and sale of any of the shares by the selling stockholders, their affiliated purchasers and any other person participating in the distribution during the restricted period described above. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market making activities with respect to the shares.

         We have agreed to pay all of the expenses incident to the registration, offering and sale of these shares to the public other than commissions or discounts of underwriters, broker-dealers or agents.

         From time to time, the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares they own. In the event of a foreclosure or event of default in connection with those pledges, the shares may be transferred to the persons to whom the shares were pledged. If such a transfer occurs, the transferees will be deemed to have the rights of the selling stockholders under this plan of distribution. At the same time, the selling stockholders will beneficially own fewer shares. The plan of distribution for the selling stockholders' shares will otherwise remain unchanged.

         This offering will terminate on the date on which all shares offered by this prospectus have been sold by the selling stockholders.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus will be passed upon by George W. M. Thomas, General Counsel of MemberWorks.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended June 30, 2000 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at:

         - the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, DC 20549;

         - the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         You can also obtain copies of any documents we file from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.

         We have filed with the SEC a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act covering the shares of common stock offered hereby. As permitted by the SEC, this prospectus, which constitutes a part of the Registration Statement, does not contain all the information included in the Registration Statement. Such additional information may be obtained from the locations described above. Statements contained in this prospectus as to the contents of any document are not necessarily complete. You should refer to the document for all the details.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         -        our annual report on Form 10-K for the fiscal year ended June
                  30, 2000,

         - our proxy statement dated October 5, 2000 concerning our annual meeting of stockholders to be held on November 15, 2000, and

         - the description of our capital stock contained in our registration statement on Form 8-A, dated October 11, 1996, and any amendments or reports filed for the purpose of updating that description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         MemberWorks Incorporated
                         9 West Broad Street
                         Stamford, Connecticut  06902
                         (203) 324-7635
                         Attention: George W. M. Thomas


         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information other than the information provided in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following expenses, other than the Securities and Exchange Commission registration fee are estimated. All of the expenses of the offering will be paid by the Company.

                  SEC Registration Fees ....................................      $   3,810.15
                  Legal Fees and Expenses...................................            20,000
                  Miscellaneous.............................................             1,000
                                                                                  ------------
                            Total...........................................      $  24,810.15
                                                                                  ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Except as hereinafter set forth, there is no provision in our Certificate of Incorporation or any contract, arrangement or statute under which any director or officer of MemberWorks is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

         Article Eight of the Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article Nine of the Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determined that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or office at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article Nine of the Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General

Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16.  EXHIBITS

     Exhibit
     Number                                               Description
     ------                                               -----------
       5.1            Opinion of George W. M. Thomas regarding the common stock registered hereby
      23.1            Consent of George W. M. Thomas (included in opinion delivered under Exhibit No. 5.1)
      23.2            Consent of PricewaterhouseCoopers LLP
      24.1            Powers of Attorney (included as part of the signature page of this registration statement)

ITEM 17.  UNDERTAKINGS

         A.       The undersigned registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs A.1 (a) and A.1 (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on the 27th day of October 2000.

                                   MEMBERWORKS INCORPORATED

                                 By:      /s/ Gary A. Johnson
                                          -------------------------------------
                                          Gary A. Johnson
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary A. Johnson and James B. Duffy, and each of them each with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Name                                    Title                               Date
                  ----                                    -----                               ----
/s/ Gary A. Johnson                         President, Chief Executive Officer          October 27, 2000
------------------------------------------             and Director
         Gary A. Johnson                      (Principal Executive Officer)

/s/ Dennis P. Walker                           Executive Vice President and             October 27, 2000
------------------------------------------               Director
         Dennis P. Walker
/s/ James P. Duffy                          Executive Vice President and Chief          October 27, 2000
------------------------------------------          Financial Officer
         James P. Duffy
/s/ Stephen J. Clearman                                  Director                       October 27, 2000
------------------------------------------
         Stephen J. Clearman
/s/ Alec L. Ellison                                      Director                       October 27, 2000
------------------------------------------
         Alec L. Ellison
/s/ Michael R. O'Brien                                   Director                       October 27, 2000
------------------------------------------
         Michael R. O'Brien
/s/ Marc S. Tesler                                       Director                       October 27, 2000
------------------------------------------
         Marc S. Tesler

                                  EXHIBIT INDEX



    Exhibit
    Number                                                  Description
    ------                                                  -----------
       5.1            Opinion of George W. M. Thomas regarding the common stock registered hereby
      23.1            Consent of George W. M. Thomas (included in opinion delivered under Exhibit No. 5.1)
      23.2            Consent of PricewaterhouseCoopers LLP
      24.1            Powers of Attorney (included as part of the signature page of this registration statement)